Exhibit 99

Sypris Reports First Quarter Results

Margins Continued to Expand

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 18, 2010--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported financial results for its first quarter ended April 4, 2010. The results of the Company’s Test & Measurement segment, which was divested on October 26, 2009, have been excluded from historical results from continuing operations and reclassified as discontinued operations.

HIGHLIGHTS

  Gross margin increased to 9.6% of revenue, up from 0.8% in the first quarter of last year and up from 8.8% sequentially for the fourth quarter of 2009.
  Electronics Group gross margin increased to 18.9% of revenue, up from 10.8% for the prior year quarter.
  Industrial Group gross margin increased to 5.6% of revenue, up from a loss of 7.2% in the first quarter of last year and up 420 basis points sequentially from 1.4% for the fourth quarter of 2009 on a 9.1% increase in revenue.
  Margin expansion continued to be driven by the positive impact of process improvements, increased productivity and significantly lower operating costs.
  Net debt remains low at $6.1 million.

The Company reported revenue from continuing operations of $62.9 million for the first quarter compared to $67.7 million for the prior year period. The Company reported a net loss from continuing operations of $2.4 million, or $0.13 per share, for the first quarter compared to a loss of $11.5 million, or $0.63 per share, for the prior year period. The net loss for the quarter ended April 4, 2010 included $0.4 million, or $0.02 per share, of charges associated with the Company’s previously announced restructuring program.

“Our Industrial Group continued to show important signs of progress during the quarter, with revenue and gross profit increasing on a year-over-year and sequential basis,” said Jeffrey T. Gill, president and chief executive officer. “And perhaps even more importantly, the Industrial Group’s operating income before restructuring charges was positive for the quarter, reflecting the increasingly positive impact of the restructuring activities that were completed last year.”

“The Company continued showing improvement as a result of the restructuring efforts executed throughout last year, and the cost structures of both business segments remain well positioned to capitalize on the improving economy. Revenue for our Electronics Group was down for the quarter, compared to the prior year period, reflecting a delay in production of one of our secured communication programs and the runoff of certain older programs. However, despite the decline in revenue for the period, gross margin and gross profit increased on a comparable period basis, reflecting improved mix and lower operating costs.”

The Industrial Group

Revenue for our Industrial Group was $44.1 million in the first quarter compared to $37.5 million for the prior year period as a result of the improvement in the commercial vehicle and trailer markets, and represents the third consecutive quarterly increase in revenue. Gross profit for the quarter was $2.5 million compared to a loss of $2.7 million for the same period in 2009, reflecting the positive conversion associated with the increase in revenue combined with restructuring savings and aggressive cost containment activities.

The Electronics Group

Revenue for our Electronics Group was $18.8 million in the first quarter compared to $30.2 million in the prior year period, primarily as a result of a government delay on the production of a secured communication program that had a $6.9 million impact on the quarter, and a reduction in sales of certain older programs. Gross profit for the quarter increased $0.3 million to $3.6 million compared to $3.3 million for the same period in 2009, while gross margins expanded to 18.9% from 10.8% for the prior year period on improved mix and lower operating costs.

Outlook

Mr. Gill added, “In the near term, the outlook for our Electronics Group is expected to benefit from the anticipated resumption of secure communication product shipments to the government in the third quarter of 2010, while the long-term is expected to benefit from further gross margin expansion as a result of new program launches, process improvements, increased productivity and lower costs driven by Lean and Six Sigma quality programs.”

“We expect to see incremental improvement in the performance of our Industrial Group going forward, though it will be subject to an improving economy and its impact on an eventual recovery of the commercial vehicle market. However, this business is expected to continue to generate positive EBITDAR even at the current record low volumes due to the continuing positive impact of our restructuring activities that were substantially completed during 2009.”

“The Company is well-positioned and our team is focused on delivering improved operational and financial results during the year.”

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics and truck components and assemblies. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Each “forward-looking statement” herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and Form 10-Q and subsequent SEC filings. Briefly, we currently believe that such risks also include: our inability to successfully launch or sustain new or next generation programs; the effects of a continuing economic downturn which could reduce our revenues, negatively impact our customers or suppliers and materially, adversely affect our financial results; potential impairments, non-recoverability or write-offs of goodwill, assets or deferred costs, including deferred tax assets in the U.S. or Mexico; breakdowns, relocations or major repairs of machinery and equipment; the cost, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; cost and availability of raw materials such as steel, component parts, natural gas or utilities; volatility of our customers’ forecasts, financial conditions, market shares, product requirements or scheduling demands; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; failure to adequately insure or to identify environmental or other insurable risks; inventory valuation risks including obsolescence, shrinkage, theft, overstocking or underbilling; changes in government or other customer programs; reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors; revised contract prices or estimates of major contract costs; dependence on, recruitment or retention of key employees; union negotiations; pension valuation, health care or other benefit costs; labor relations; strikes; risks of foreign operations; currency exchange rates; the costs and supply of debt, equity capital, or insurance; fees, costs or other dilutive effects of refinancing, compliance with covenants in, or acceleration of, our loan and other debt agreements; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; weaknesses in internal controls; the costs of compliance with our auditing, regulatory or contractual obligations; regulatory actions or sanctions; disputes or litigation, involving customer, supplier, lessor, landlord, creditor, stockholder, product liability or environmental claims; war, terrorism or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included throughout this press release, the company has provided information regarding EBITDAR and net debt to total capital, which are non-GAAP financial measures.

EBITDAR is defined as earnings before interest, taxes, depreciation and amortization and restructuring expenses. Net debt is defined as the sum of short-term and long-term debt less cash and cash equivalents and restricted cash.

Management believes EBITDAR is a meaningful measure of performance, as it is commonly utilized by management, investors and financial institutions to analyze operating performance and entity valuation. Net debt to total capital ratio is used by management to analyze the Company's financial structure and its reliance on debt financing for funding its operational requirements. Further, management uses these non-GAAP measures in planning and forecasting for future periods.

These non-GAAP measures should not be considered a substitute for our reported results prepared in accordance with GAAP. EBITDAR should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity.

RECONCILIATION OF THREE MONTHS ENDED EBITDAR
(in thousands)

	Quarter Ended
	April 4,	April 5,
	2010	2009
	(Unaudited)
EBITDAR	$2,509	$(4,526)
Income tax expense	(199)	(355)
Interest expense, net	(601)	(711)
Depreciation and amortization	(3,720)	(3,960)
Restructuring expense, net	(413)	(1,981)
Loss from continuing operations	$(2,424)	$(11,533)

RECONCILIATION OF NET DEBT TO TOTAL CAPITAL
(in thousands)

	April 4,	December 31,
	2010	2009
	(Unaudited)
Current portion of long-term debt	$5,000	$4,000
Long-term debt	18,305	19,305
Less cash and cash equivalents	(14,162)	(15,608)
Less restricted cash - current	(74)	(74)
Less restricted cash	(3,000)	(3,000)
Net debt	$6,069	$4,623
Capital:
Total stockholder’s equity	$66,083	$66,218
Net debt	6,069	4,623
Total Capital	$72,152	$70,841
Net debt to total capital	8%	7%

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	April 4,	April 5,
	2010	2009
	(Unaudited)
Revenue	$62,903	$67,709
Net loss	$(2,424)	$(11,345)
Basic income (loss) per common share:
Continuing operations	$(0.13)	$(0.63)
Discontinued operations	—	0.01
Net loss per share	$(0.13)	$(0.62)
Diluted income (loss) per common share:
Continuing operations	$(0.13)	$(0.63)
Discontinued operations	—	0.01
Net loss per share	$(0.13)	$(0.62)
Weighted average shares outstanding:
Basic	18,543	18,434
Diluted	18,543	18,434

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended
	April 4,	April 5,
	2010	2009
	(Unaudited)
Net revenue:
Industrial Group	$44,106	$37,498
Electronics Group	18,797	30,211
Total net revenue	62,903	67,709
Cost of sales:
Industrial Group	41,653	40,200
Electronics Group	15,237	26,955
Total cost of sales	56,890	67,155
Gross profit (loss):
Industrial Group	2,453	(2,702)
Electronics Group	3,560	3,256
Total gross profit	6,013	554
Selling, general and administrative	6,575	7,746
Research and development	155	959
Amortization of intangible assets	28	28
Restructuring expense, net	413	1,981
Operating loss	(1,158)	(10,160)
Interest expense, net	601	711
Other expense, net	466	307
Loss from continuing operations before taxes	(2,225)	(11,178)
Income tax expense	199	355
Loss from continuing operations	(2,424)	(11,533)
Income from discontinued operations, net of tax	—	188
Net loss	$(2,424)	$(11,345)
Basic income (loss) per share:
Loss per share from continuing operations	$(0.13)	$(0.63)
Income per share from discontinued operations	—	0.01
Net loss per share	$(0.13)	$(0.62)
Diluted income (loss) per share:
Loss per share from continuing operations	$(0.13)	$(0.63)
Income per share from discontinued operations	—	0.01
Net loss per share	$(0.13)	$(0.62)
Weighted average shares outstanding:
Basic	18,543	18,434
Diluted	18,543	18,434

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	April 4,	December 31,
	2010	2009
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$14,162	$15,608
Restricted cash - current	74	74
Accounts receivable, net	39,848	38,317
Inventory, net	31,190	29,042
Other current assets	6,121	6,406
Total current assets	91,395	89,447
Restricted cash	3,000	3,000
Property, plant and equipment, net	77,956	80,280
Goodwill	6,900	6,900
Other assets	10,540	10,320
Total assets	$189,791	$189,947
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$38,539	36,185
Accrued liabilities	21,332	22,279
Current portion of long-term debt	5,000	4,000
Total current liabilities	64,871	62,464
Long-term debt	18,305	19,305
Other liabilities	40,532	41,960
Total liabilities	123,708	123,729
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	—	—
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	—	—
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	—	—
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 19,971,578 shares issued and 19,693,262 outstanding in 2010 and 20,015,128 shares issued and 19,472,499 outstanding in 2009	200	200
Additional paid-in capital	147,794	147,644
Retained deficit	(66,855)	(64,434)
Accumulated other comprehensive loss	(15,053)	(17,187)
Treasury stock, 278,316 and 542,629 shares in 2010 and 2009, respectively	(3)	(5)
Total stockholders’ equity	66,083	66,218
Total liabilities and stockholders’ equity	$189,791	$189,947

Note: The balance sheet at December 31, 2009 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Three Months Ended
	April 4,	April 5,
	2010	2009
	(Unaudited)
Cash flows from operating activities:
Net loss	$(2,424)	$(11,345)
Income from discontinued operations	—	188
Loss from continuing operations	(2,424)	(11,533)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,720	3,960
Noncash compensation expense	268	83
Other noncash items	(400)	305
Changes in operating assets and liabilities:
Accounts receivable	(1,541)	(842)
Inventory	(2,656)	5,816
Other current assets	286	(160)
Accounts payable	2,330	(4,824)
Accrued and other liabilities	(850)	(511)
Net cash used in operating activities - continuing operations	(1,267)	(7,706)
Net cash used in operating activities - discontinued operations	—	(188)
Net cash used in operating activities	(1,267)	(7,894)
Cash flows from investing activities:
Capital expenditures	(244)	(1,694)
Proceeds from sale of assets	8	26
Changes in nonoperating assets and liabilities	57	142
Net cash used in investing activities - continuing operations	(179)	(1,526)
Net cash used in investing activities - discontinued operations	—	(179)
Net cash used in investing activities	(179)	(1,705)
Cash flows from financing activities:
Net change in debt under revolving credit agreements	—	2,000
Debt modification costs	—	(652)
Cash dividends paid	—	(386)
Net cash provided by financing activities	—	962
Net decrease in cash and cash equivalents	(1,446)	(8,637)
Cash and cash equivalents at beginning of period	15,608	13,717
Cash and cash equivalents at end of period	$14,162	$5,080

CONTACT:
Sypris Solutions, Inc.
Brian A. Lutes, 502-329-2000
Chief Financial Officer